Exhibit 99.1

ABIOMED REPORTS RECORD FISCAL FOURTH QUARTER REVENUE OF $28.5

MILLION, UP 24% OVER PRIOR YEAR

-         $101.2 Million in Total Revenue With Gross Margins of 78% for Full Fiscal Year

DANVERS, Mass. — May 18, 2011 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today reported fourth quarter fiscal 2011 revenue of $28.5 million, up 24% compared to revenue of $23.0 million in the same period of fiscal 2010. Total revenue for the full fiscal year was $101.2 million, up 18% compared to revenue of $85.7 million in the prior fiscal year.

Fiscal fourth quarter worldwide Impella revenue totaled $22.4 million, up 34% compared to revenue of $16.7 million during the same period of the prior year. Full fiscal year worldwide Impella revenue totaled $77.8 million, up 35% compared to revenue of $57.8 million in the prior fiscal year.

Financial and operating highlights during the fourth quarter of fiscal 2011 include:

•

A reported 769 U.S. commercial patients were treated with Impella 2.5, 5.0 or LD, a 41% increase compared to a reported 545 patients in the fourth quarter of fiscal 2010. As of March 31, 2011, almost 5,000 U.S. patients had been treated with Impella since the 510(k) clearance of Impella 2.5 in June 2008.

•

U.S. Impella reorders of $18.1 million were up 39% from $13.0 million in the fourth quarter of fiscal 2010 and represented 88% of U.S. Impella revenue. For fiscal year 2011, U.S. Impella reorder revenue grew 82% to $62.5 million from $34.4 million.

•

In alignment with the Company’s strategy to open fewer sites and drive deeper utilization at existing customer sites, an additional 28 U.S. hospitals purchased Impella 2.5 during the quarter, bringing the total to 521 customer sites.

•	Gross margin rate for the fourth quarter of fiscal 2011 was 80%, compared to 73% in the fourth quarter of fiscal 2010.

•	Non-Impella revenue was $6.1 million for the fourth quarter of fiscal 2011, 2% lower than $6.2 million in the fourth quarter of fiscal 2010.

•

Non-GAAP net income, which is described later in this press release for the fourth quarter of fiscal 2011, was $0.6 million, or $0.01 per diluted share versus a non-GAAP net loss of $4.1 million or $0.11 per basic and diluted share, in the fourth quarter of fiscal 2010. The full 2011 fiscal year non-GAAP net loss was $2.1 million or $0.06 per share compared to a non-GAAP net loss of $13.5 million or $0.37 per share for fiscal 2010.

•

GAAP net loss for the fourth quarter of fiscal 2011 was $1.8 million, or $0.05 per basic and diluted share, compared to GAAP net income of $1.0 million, or $0.03 per basic and diluted share for the fourth quarter of fiscal 2010. In the fourth quarter of fiscal 2010, the Company recorded a gain of $6.4 million from the sale of World Heart stock. The full 2011 fiscal year GAAP net loss was $11.8 million or $0.32 per share compared to full 2010 fiscal GAAP net loss of $19.0 million or $0.52 per share.

•	Cash, cash equivalents and short-term marketable securities increased by $2.0 million to $60.3 million at March 31, 2011 compared to $58.3 million at March 31, 2010.

•

The PROTECT II analysis was completed in the fourth quarter of fiscal 2011 for the entire patient population at 90 days. This analysis was presented at the American College of Cardiology 2011 Scientific Session in New Orleans on April 3, 2011 and Society for Cardiovascular Angiography Interventions (SCAI) 2011 Scientific Sessions in Baltimore on May 6, 2011, and will be presented at EuroPCR in Paris on May 20. These data from PROTECT II demonstrate that Impella had 21% lower major adverse events (MAE) than the intra-aortic balloon pump (IABP) at 90 days (p=0.029) per-protocol.

Based on current expectations, the Company anticipates fiscal year 2012 revenues to increase by 20% to 24%, in the range of $120 million to $125 million. Impella revenues are forecasted to grow by approximately 30% to 35% and non-Impella revenues to decline by approximately 25%.

“Our momentum continues to grow with multiple best ever quarterly results and customer comprehension of the positive PROTECT II outcomes at 90 days,” said Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed. “The Company executed this year by growing U.S. Impella reorder revenue by 82% and generating $1.6 million in cash from operating activities. We are proud of our results in fiscal year 2011 and grateful to our customers and investors for their ongoing support.”

The Company will host a conference call to discuss the results on Wednesday, May 18, 2011, at 8:00 a.m. ET. Michael R. Minogue, Chairman, President and Chief Executive Officer and Robert L. Bowen, Vice President and Chief Financial Officer, will host the conference call.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial 866.730.5768; the international number is 857.350.1592. The access participant code is 85107095. A replay of this conference call will be available beginning at 11 a.m. ET on May 18, 2011 through 11:59 p.m. ET on June 1, 2011. The replay phone number is 888.286.8010; the international number is 617.801.6888. The replay access code is 17914418.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

USE OF NON-GAAP MEASURES

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures of net income, net income per share, net loss and net loss per share, in each case excluding, where appropriate, stock-based compensation, intangibles amortization and other costs, expenses or income, all as further detailed in the financial tables accompanying this earnings announcement, which management believes are useful supplemental information to management and investors regarding the performance of the company’s business operations, provide a greater transparency with respect to key metrics used by management in its decision making, facilitate comparisons of results for current periods and assist in analyzing future trends. We believe that the inclusion of these non-GAAP financial measures in this earnings announcement helps investors to gain a meaningful understanding of our core operating results and future prospects, and can also help investors who wish to make comparisons between us and other companies on both a GAAP and a non-GAAP basis, particularly with respect to stock based compensation expenses. The non-GAAP financial measures included in this earnings announcement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock based compensation expense and other items outlined in this release, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock based compensation programs.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, the Company’s projected revenues, and future opportunities and expected regulatory approvals. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing, regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and the most recently filed Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

For further information please contact:

Aimee Maillett

Corporate Communications Manager

978-646-1553

ir@abiomed.com

###

Abiomed, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	March 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$5,831	$4,788
Short-term marketable securities	54,481	53,477
Accounts receivable, net	15,376	13,516
Inventories	7,505	9,211
Prepaid expenses and other current assets	1,544	1,676

Total current assets	84,737	82,668
Property and equipment, net	6,273	6,753
Intangible assets, net	1,632	2,979
Goodwill	38,946	37,170

Total assets	$131,588	$129,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,283	$3,764
Accrued expenses	14,078	13,011
Deferred revenue	1,982	1,289

Total current liabilities	22,343	18,064
Long-term deferred tax liability	4,010	3,040
Other long-term liabilities	492	510

Total liabilities	26,845	21,614

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	377	375
Authorized - 100,000,000 shares; Issued - 37,756,719 shares at March 31, 2011 and 37,484,018 shares at March 31, 2010;
Outstanding - 37,705,765 shares at March 31, 2011 and 37,433,064 shares at March 31, 2010
Additional paid-in-capital	379,218	372,425
Accumulated deficit	(274,770)	(263,015)
Treasury stock at cost - 50,954 at March 31, 2011 and March 31, 2010	(827)	(827)
Accumulated other comprehensive loss	745	(1,002)

Total stockholders’ equity	104,743	107,956

Total liabilities and stockholders’ equity	$131,588	$129,570

Abiomed, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share data)

	Three Months Ended March 31,		Year Ended March 31,
	2011	2010	2011	2010
Revenue:
Product	$28,103	$22,828	$99,837	$84,765
Funded research and development	426	151	1,314	948

Total Revenue	28,529	22,979	101,151	85,713

Costs and expenses:
Cost of product revenue excluding amortization of intangibles	5,848	6,239	21,977	22,529
Research and development	6,843	6,788	26,677	25,954
Selling, general and administrative	16,888	14,864	62,287	60,837
Amortization of intangible assets	361	362	1,395	1,469

	29,940	28,253	112,336	110,789

Loss from operations	(1,411)	(5,274)	(11,185)	(25,076)

Other income and expense:
Investment income, net	8	1	9	373
Gain on sale of WorldHeart stock	—	6,389	456	6,389
Other income (expense), net	(126)	102	(143)	(39)

	(118)	6,492	322	6,723

Loss before provision for income taxes	(1,529)	1,218	(10,863)	(18,353)
Income tax provision	243	243	892	671

Net (loss) income	$(1,772)	$975	$(11,755)	$(19,024)

Basic and diluted net (loss) income per share	$(0.05)	$0.03	$(0.32)	$(0.52)
Weighted average shares outstanding	37,231	37,017	37,167	36,875

Abiomed Inc

Reconciliation of GAAP to Non-GAAP Net Income/(Loss)

(in thousands, except for per share data)

	Three Months Ended		Year Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Net (loss) income on a GAAP basis	$(1,772)	$975	$(11,755)	$(19,024)
Share-based compensation expense:
- Cost of product revenue	51	59	214	452
- Research & development	252	(148)	1,001	744
- Selling, general and administrative	1,100	(410)	4,206	4,169

Legacy product inventory reserve for excess or obsolete
- Cost of product revenue	—	711	—	1,690
Athlone lease exit charge
- Selling, general and administrative	—	—	791	—
Amortization of intangible assets	361	362	1,395	1,469
Depreciation	579	768	2,553	3,429
Sale of World Heart Stock	—	(6,389)	(456)	(6,389)
Income tax effect of non-GAAP adjustments	—	—	—	—
Net income/(loss) on a non-GAAP basis	$571	$(4,072)	$(2,051)	$(13,460)

Net income/(loss) per share reconciliation

(in thousands, except for per share data)

	Three Months Ended		Year Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Basic and diluted net loss per share on a GAAP basis	($0.05)	$0.03	($0.32)	($0.52)
Share-based compensation expense:
- Cost of product revenue	—	—	0.01	0.01
- Research & development	0.01	(0.01)	0.03	0.02
- Selling, general and administrative	0.03	(0.01)	0.11	0.11

Legacy product inventory reserve for excess or obsolete
- Cost of product revenue	—	0.02	—	0.05
Athlone fair value charge
- Selling, general and administrative	—	—	0.02	—
Amortization of intangible assets	0.01	0.01	0.04	0.04
Depreciation	0.02	0.02	0.06	0.09
Sale of World Heart Stock	—	(0.17)	(0.01)	(0.17)
Income tax effect of non-GAAP adjustments	—	—	—	—
Basic net income/(loss) per share on a non-GAAP basis	0.02	(0.11)	(0.06)	(0.37)
Dilution Impact	(0.01)	—	—	—
Diluted net income/(loss) per share on a non-GAAP basis	0.01	(0.11)	(0.06)	(0.37)